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Genius Brands International Issues CEO Newsletter

BEVERLY HILLS, Calif., August 13, 2020 -- Genius Brands International, Inc. "Genius Brands" (GNUS), the global brand management company that creates and licenses multimedia entertainment content for children, released a letter to shareholders from Chairman & CEO Andy Heyward. The complete letter follows:

Dear Friends and Shareholders,

SpongeBob SquarePants, in my opinion, is the most clever and well-written children’s series of the last 20 years. I share this because at Genius Brands (NASDAQ:GNUS), we hired that same head writer of SpongeBob, Steven Banks, to be head writer of STAN LEE’S SUPERHERO KINDERGARTEN.

After reading the “Pilot Episode” of the series, I’m more excited than ever about Superhero Kindergarten becoming a mega-hit and pillar of enduring value for Genius Brands. In fact, we are so excited, I’m sharing the ‘Pilot Script’ and the ‘Series Bible’ for everyone to read and enjoy.

Studios generally don’t share their scripts or their work products before they come out. In fact, it’s extremely unusual. They don’t want to be ripped off, or tip their hands to the competition. However, at Genius Brands, we think that Stan Lee’s Superhero Kindergarten is so superior, that it would be very, very, hard for anyone to catch this fast-moving bullet train. The team crafting this show, in my opinion, is the very best out there. Kartoon Channel!’s Chief Content Officer, David Neuman, is personally giving script notes and supervising a punch up of the scripts. (Previously, as President of Walt Disney Television, and subsequently as VP of Comedy at NBC, David rode shotgun on such major hits as Home Improvement, Boy Meets World, Golden Girls, and The Wonderful World of Disney.)

From our multi-Emmy Award-winning animation director, Mike Maliani, to celebrated film director John Landis—who will be directing Arnold Schwarzenegger’s voice, and the best kids’ voices anywhere—Stan Lee’s Superhero Kindergarten is one of 5 tentpoles of value being built at Genius Brands (below), and we are sure that when you read the Pilot Script and the Series Bible, you will agree.

GENIUS BRANDS TENTPOLES—REVENUE DRIVERS FOR THE FUTURE

Each of the below, we believe, will be powerful revenue and earnings drivers going forward. Here is a quick update for you to know why our team is so confident.

(Note: We will not see material revenues from these until Q4, and reported in Q1 2021)

1.	Kartoon Channel!—We first announced Kartoon Channel! as a viewing destination which would be a ‘Netflix for Kids, but Free.’ Since we went live on June 25, we have had tens of thousands of viewers sign up for the programming service which is available in over 90% of U.S. TV households in over 100 million homes and on over 200 million mobile devices. We continue to grow every day. Within the first 24 hours, the iOS app has had thousands of downloads and the reviews in the APP STORE have been 5 Stars***** (even Disney+ has only 4.7 Star reviews.) We are amidst migrating the iOS interface to all of our other platforms, including Android and Roku, among others. (Today,with that same User Experience, KARTOONCHANNEL.COM WENT LIVE!!!) We continue to curate the content, so parents know it will always be safe for their kids, and we strive to put as much enriched content as possible on the air, from which children can actually learn as they watch and are entertained. No violence, no improper language, no negative stereotypes. It is inclusive, it is diverse, and always with positive messaging. The stars in our shows are diverse and look like real-people. The shows we run on Kartoon Channel! are proven hits like Baby Einstein, Yu-Gi-Oh, Babar, Angry Birds, and Llama Llama, and we recently added Rainbow Rangers which is currently our #1 show on the channel. We add new content each week, and it is curated under the leadership of Margaret Loesch, who has been responsible for more network hits than any person in children’s broadcasting history. (She goes back to Smurfs, Muppet Babies, Power Rangers, Spiderman, X-Men, My Little Pony, and many, many, more).

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Kartoon Channel! is an AVOD channel, which means it is fully on-demand, but we will also start adding a linear segment as well for those who like to visit scheduled series. We are more confident than ever that Kartoon Channel! is going to change the face of kids broadcasting as we announce innovative products that will soon appear on the channel.

Especially in these times, with more and more kids home from school and viewership up, parents are looking for ways to save money and avoid costly subscription fees.

Stan Lee Universe—We are working hard to make this the next Marvel. Having acquired the rights to the name, the likeness, the signature, and IP of Stan Lee, the visionary man behind all of Marvel, and the creator of 5 of the top 12 biggest grossing movies of all time, including the #1 biggest movie of all time, the Avengers Endgame, we know we are sitting on a treasure chest of huge creative wealth and we are carefully putting the pieces in place to unlock it. Believe me, the industry has taken note, and we have had multiple inquiries from the most important companies in media and retail seeking to participate. Chairman of the Walt Disney Company, Bob Iger, recently said, “Stan Lee was as extraordinary as the characters he created. A superhero in his own right to Marvel fans around the world.”

Comic book guru, lifetime friend of Stan Lee, and Executive Producer of all the Batman movies, Michael Uslan, has been engaged to be Creative Director of Stan Lee Universe. We consider the STAN LEE asset the last huge treasure chest that was available in Hollywood, and we are confident big things will be coming forth.

3.	RAINBOW RANGERS—Rainbow Rangers is a series we began developing five years ago when we were first told by retailers that there would be a vacuum in pre-school girls’ products at this time. We brought on three of the most successful creators in Hollywood— Rob Minkoff, Director of Disney’s Lion King, Shane Morris, Co-Writer of Disney’s Frozen, and Elise Allen, Head writer of Disney Channel’s Lion Guard. Together, they created a masterpiece for us as we pivoted away from girls shows about princesses and instead went to empowered aspirational girls who care about our planet and fixing it. The Rainbow Rangers are a diverse group of girls who live on the other side of the Rainbow and their mission is to protect the planet and its animals. We describe it as a “Paw Patrol for girls.” Paw Patrol became a multi-billion dollar business, and that is what we are shooting for with Rainbow Rangers. Mattel/Fisher-Price is our master toy licensee, and toys have just come into the market. In fact, the small initial burst sold out immediately, and we are waiting for replenishment to occur this month. The toy commercials will start up immediately as soon as products are in stock at Walmart and Amazon. In the meantime, we have products of virtually all kinds licensed… over 375 SKUs, including publishing, apparel, sleepwear, bikes, swimwear, party goods, costumes, games, etc. We have moved the show on to Kartoon Channel! as well as Nick Jr. and we have high hopes for its performance. By the end of the Christmas season, we will have a good idea if we have the hit we believe we do.

4.	CATALOG—The 4th tentpole of revenue for Genius is our catalog. We have shows like Llama Llama on Netflix starring Jennifer Garner, based on the NYT Best Selling children’s books. We run the merchandise program for that as well, which we share with the author and Penguin Books. There are over 30 million Llama Llama books in print, and we are confident that they will drive continuous global catalog sales as well as consumer products from which the company enjoys a robust royalty. Llama Llama is joined by other shows like Warren Buffett’s Secret Millionaires Club and Thomas Edison’s Secret Lab, shows where kids learn lessons in financial literacy and in science respectively. There are several hundred shows in our catalog and taken together, they present a powerful asset which will be continuously licensed to broadcasters around the world.

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There is one last “Tentpole of Growth.”

•	Our Balance Sheet and Our Cash Position

Genius Brands is in an extraordinary financial position today. Our balance sheet is pristine. We have ZERO debt, and over $50 million in cash. We run an efficient and lean organization, and we have low overhead. Particularly so vis a vis our competitors. We have substantial receivables and substantial assets which are poised to begin throwing off cash from global program sales of shows already produced and painstakingly paid for over the last few years, as well as a large number of consumer products licensees who pay us royalties for our characters appearing on their products. We expect to start seeing the fruits of all of this in Q1 2021, as well as ad sales from the growing Kartoon Channel! starting to now come online.

It is an exciting time for Genius Brands, but it is important for our shareholders to recognize that we are not in a business that reaps fruits overnight and to temper their expectations. We are building animated intellectual property for children. The same way that Disney, Marvel, or Warner Brothers has done. We have accelerated the process, for sure, and are moving with tremendous speed, but a 3-minute egg cannot be cooked in one minute, no matter how many burners are cooking. We have now planted the seeds and we have every confidence that they are going to pay off.

For now, please enjoy the Series Bible, Pilot Script, and Trailer, of Stan Lee’s Superhero Kindergarten, and you will have a taste of what is coming, and why we are confident!

Sincerely,

Andy Heyward
Chairman & CEO
Genius Brands International, Inc.

LINK TO STAN LEE’S SUPERHERO KINDERGARTEN SERIES BIBLE, PILOT SCRIPT AND TRAILER: https://www.gnusbrands.com/shkbible

Forward Looking Statements:

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation, our ability to generate revenue or achieve profitability; our ability to obtain additional financing on acceptable terms, if at all; our ability to repay our outstanding debt; the potential issuance of a significant number of shares to our convertible note holders which will dilute our equity holders; fluctuations in the results of our operations from period to period; general economic and financial conditions; our ability to anticipate changes in popular culture, media and movies, fashion and technology; competitive pressure from other distributors of content and within the retail market; our reliance on and relationships with third-party production and animation studios; our ability to market and advertise our products; our reliance on third-parties to promote our products; our ability to keep pace with technological advances; our ability to protect our intellectual property and those other risk factors set forth in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in the Company's subsequent filings with the Securities and Exchange Commission (the "SEC"). Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

INVESTOR RELATIONS CONTACT:
ir@gnusbrands.com

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